Exhibit 16.1

Montgomery Coscia Greilich LLP
Certified Public Accountants
972.748.0300 p
972.748.0700 f

October 21, 2014

U.S. Securities and Exchange Commission
Office of the Chief Accountant
100 F Street N.E.
Washington DC 20549

Nitro Petroleum Incorporated
624 W. Independence, Suite 101
Shawnee, OK 74801

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K October 21, 2014 for Nitro Petroleum Incorporated and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in item 4.01.

Very truly yours,

Montgomery Coscia Greilich LLP

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